UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2014 (March 10, 2014)

American Realty Capital Trust V, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-187092	90-0929989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition.

Completion of the Acquisition of Fifth Tranche of Inland Portfolio

On March 10, 2014, American Realty Capital Trust V, Inc. (the “Company”), through wholly owned subsidiaries of its operating partnership, completed the acquisition from Inland American Real Estate Trust, Inc. (“Inland”) of equity interests in special purpose entities (the “SPEs”) that own 151 properties (the “Properties”) pursuant to the previously disclosed equity interest purchase agreement (the “Agreement”) between the Company’s sponsor, AR Capital, LLC, and Inland. As of the filing of this Current Report on Form 8-K, the Company has purchased equity interests in special purposes entities, including the SPEs, owning 234 properties, including the Properties, from a total portfolio of 244 properties from Inland pursuant to the Agreement. The Company believes that the completion of the acquisition of the remaining properties is probable. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The purchase price of the Properties was $308.9 million, exclusive of closing costs. The Company funded the purchase price of the Properties with (i) $13.2 million of cash on hand from its ongoing initial public offering, (ii) $170.9 million of cash drawn on the Company’s revolving credit facility, as previously announced, and (iii) the assumption of $124.8 million of existing mortgage debt on the Properties.

The Properties contain an aggregate of approximately 0.8 million rentable square feet and are each 100.0% leased to SunTrust Bank, a wholly owned subsidiary of SunTrust Banks, Inc. (NYSE: STI), which carries an investment grade credit rating as determined by major credit rating agencies. The leases provide for annual fixed rent escalations of 1.5% through the terms of the leases and the total annualized cash rental income for the Properties is approximately $20.5 million.

The leases are net, whereby the tenant pays substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The leases are split into master lease pools, which are geographically diverse. All of the leases have a firm term expiration date of December 31, 2017. Under the terms of the master lease agreements, SunTrust Bank must exercise a 10-year lease extension for 75% or more of the current rent at expiration or they must terminate all of the leases in that particular pool. The leases and the master lease pools were structured in order to give the landlord lease term protection by diversifying the pool geographically and populating each pool with branches that have strong deposits. SunTrust cannot decide to move wholesale out of a particular market without terminating all leases in the portfolio because the underlying leases are subject to separate master lease pools.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Assumed Wells Fargo Bank, National Association Mortgage Debt

The Properties are encumbered by existing mortgages (the “Mortgages”) pursuant to two loan agreements and related documents (the “Loan Agreements”), dated as of June 30, 2011, by and between four of the SPEs, as borrowers (the “Borrowers”) and JPMorgan Chase Bank, N.A.., as lender (“JPMorgan”), which was subsequently assigned by JPMorgan to Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial mortgage Securities Trust 2011-C5, Commercial Mortgage Pass-Through Certificates, Series 2011-C5 (the “Lender”). In connection with the Company’s acquisition of the equity interests in the Borrowers (the “Acquisition”), on March 10, 2014, the Company, American Realty Capital Operating Partnership V, L.P., the Company’s operating partnership (the “Operating Partnership”) and the Borrowers, entered into two separate Consent to Transactions (the “Consents”) with the Lender and Inland, pursuant to which the Lender consented to the Acquisition. The Company and the Operating Partnership also entered into two separate Guaranty Agreements with the Lender, pursuant to which the Company and the Operating Partnership agreed to guarantee certain obligations of the Borrowers’ under the Loan Agreements.

Pursuant to the Consents, the Company paid the Lender aggregate transfer fees of $0.6 million.

The Mortgages have an aggregate principal balance of $124.8 million. The Mortgages have a maturity date of July 1, 2031 and provide for monthly interest payments at a stated rate of 5.42% through July 1, 2021, at which time the Company expects to repay the principal balance in full. The Mortgages currently may be prepaid at any time, in whole, with break costs, if applicable. In the event of a default, the lender has the right to terminate its obligations under the Mortgages and to accelerate the payment on any unpaid principal amount of the Mortgages.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of SunTrust Banks, Inc., the parent of the lessee to the leases, as described under Item 2.01 of this Current Report on Form 8-K.

SunTrust Banks, Inc. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding SunTrust Banks, Inc. are taken from such filings:

	Year Ended
(Amounts in Millions)	December 31, 2013 (Audited)	December 31, 2012 (Audited)	December 31, 2011 (Audited)
Consolidated Statements of Income
Total Interest Income	$5,388	$5,867	$6,181
Total Interest Expense	535	765	1,116
Net income	1,344	1,958	647

(Amounts in Millions)	December 31, 2013 (Audited)	December 31, 2012 (Audited)	December 31, 2011 (Audited)
Consolidated Balance Sheets
Total assets	$175,335	$173,442	$176,859
Long-term debt	10,700	9,357	10,908
Total shareholders’ equity	21,422	20,895	20,066

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST V, INC.

Date: March 12, 2014	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer and Chairman of the Board of Directors